EMPLOYMENT AGREEMENT


                  THIS EMPLOYMENT AGREEMENT is made and entered into as of the 1st day of January, 1998, by and between BALLY TOTAL FITNESS HOLDING CORPORATION, a Delaware corporation ("BALLY" or "EMPLOYER") and LEE S. HILLMAN ("EMPLOYEE").

                  WHEREAS, Employer and Employee desire to terminate their current employment arrangement, and Employer and Employee desire to enter into this Employment Agreement (this "EMPLOYMENT AGREEMENT") to set forth the rights and duties of the parties herein;

                  NOW, THEREFORE, in consideration of the premises and of the covenants and agreements herein contained, the parties agree as follows:

                  1.     EMPLOYMENT

                  (a) Bally hereby employs Employee in the capacities of President and Chief Executive Officer and such other capacity or capacities of equal status and responsibility as the Board of Directors of Bally shall determine, and Employee hereby accepts such employment upon the terms and conditions herein set forth.

                  (b) During the term of his employment, Employee will devote his best efforts to his employment and perform such duties consistent with his capacities as President and Chief Executive Officer of Bally and such other capacity or capacities as the Board of Directors of Bally

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shall determine, as are reasonably assigned to him by Employer. While it is understood and agreed that Employee's job capacities may change at Employer's discretion during the term of this Employment Agreement, his level of responsibility shall not be substantially reduced at any time. Except as hereinafter permitted in Section 1(c), Employee will devote substantially all of his working time and attention to the business and related interests of, and will be loyal to, Employer, and Employee agrees to render service on behalf of Employer or on behalf of its subsidiaries or affiliates.

                  (c) Without the prior written consent of Employer, Employee shall not, either in his individual capacity or in his capacity as a fiduciary of trusts which are for the benefit of Arthur M. Goldberg and/or his family members or others (the "AMG TRUSTS"), directly or indirectly, during the term of this Employment Agreement:

                          (i) Other than (A) in the performance of duties naturally inherent to Employer's business and in furtherance thereof, (B) the provision of services, if any, to Hilton Hotels Corporation pursuant to that certain consulting agreement dated November 21, 1996 between Hilton Hotels Corporation and Employee ("CONSULTING AGREEMENT"), or (C) in his capacity as a fiduciary of the AMG Trusts, render services of a business, professional or commercial nature to any other person or firm, whether for compensation or otherwise; provided, however, that nothing contained in this Section 1(c) shall be construed as preventing Employee from (x) investing his assets or the assets of the AMG Trusts in such form or manner as will not require any

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                  services on the part of Employee in the operation of the
                  affairs of the companies in which such investments are made and which are not in violation of Section 1(c)(ii), (y) acting as a director of other companies (including, but not by way of limitation, Continuecare Corporation and Holmes Place, P.L.C.), or (z) either in his individual capacity or in his capacity as a fiduciary of the AMG Trusts, from engaging in charitable activities so long as such activities do not unreasonably interfere with the performance of Employee's duties hereunder;

                          (ii) Engage in any activity competitive with or adverse to Employer's business or welfare, whether alone, as a partner, or as an officer, director, employee or shareholder of any other corporation, or otherwise, directly or indirectly; provided, however, that (A) the ownership by Employee of not more than one percent (1%) of the stock in a publicly-traded corporation shall not be deemed violative of this Section 1(c)(ii), (B) the ownership by the AMG Trusts of equity or debt (of whatever nature) in any entity shall not be deemed violative of this Section 1(c)(ii), and (C) serving as a director of Continuecare Corporation and Holmes Place, P.L.R. is hereby consented to and shall not be deemed violative of this Section 1(c)(ii).

                         (iii) Be engaged by any entity (other than charitable organizations, as a consultant pursuant to the Consulting Agreement or in his capacity as a fiduciary of the AMG Trusts) which conducts business with or acts as consultant or advisor to Employer, whether Employee is acting alone, as a partner, or as an officer, director,

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                  employee or shareholder, or otherwise, directly or indirectly, except that (A) ownership of not more than one percent (1%) of the stock of a publicly-traded corporation shall not be deemed violative of this Section 1(c)(iii) and (B) serving as a director of Continuecare Corporation and Holmes Place, P.L.C. is hereby consented to and shall not be deemed violative of this Section 1(c)(iii).

                  2.     TERM

                  The term of the employment of Employee under this Employment Agreement shall begin as of January 1, 1998 and end on December 31, 2000 (the "TERM") unless this Employment Agreement is terminated earlier for any of the following reasons: (i) due to illness, incapacity or death of Employee pursuant to Section 7; (ii) by Bally, for Cause, pursuant to Section 8; or (iii) in the event of a Change of Control pursuant to Section 9.

                  3.     COMPENSATION

                  (a) In consideration of the services to be rendered by Employee hereunder, Employer agrees to pay to Employee, and Employee agrees to accept, as compensation, an annual base salary of Four Hundred Fifty Thousand Dollars ($450,000) (the "BASE SALARY") for each twelve month period beginning January 1, 1998 of this Employment Agreement, which amounts shall be paid on the regularly recurring pay periods established by Employer. The Base Salary shall be subject to periodic increase by Employer, although any determination to increase the Base Salary

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shall be within Employer's sole discretion.

                  (b) It is further understood by both parties that Employee will participate in any bonus plans or similar plans established by Employer for its senior management and pursuant to the policies of Employer. A discretionary bonus payment may be made in addition to the Base Salary and any bonus plan or similar plan, which shall be made within Employer's sole discretion.

                  4.     VACATIONS AND OTHER BENEFITS

                  (a) Employee shall be entitled to reasonable vacations each year of his employment with Employer as well as all other employment benefits and perquisites (including, without limitation, medical, prescription drug, dental, hospitalization, life insurance, death and retirement plans, office space, secretary as selected by Employee, support services, an automobile allowance or the use of an automobile, and the like) at levels at least as great as afforded to other senior executives of Employer and consistent with that afforded under Employer's policies. Employer may, at its sole discretion, change such policies. In addition, Employer will provide Employee with life insurance and long-term disability insurance as described on Schedule A hereto.

                  (b) In addition to the other compensation and benefits under this Employment Agreement, Employer shall pay Employee, as additional compensation, an amount equal to two hundred percent (200%) of the premiums (and any other costs) necessary to maintain in full force and effect, so long as Employee is employed hereunder, a policy of term insurance on the life of

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Employee, in an amount equal to the greater of (i) $1,600,000 and (ii) that amount which is twice his annual Base Salary as in effect from time to time. The policy shall be owned by Employee and/or any member of his family and/or a trust for their benefit as shall be selected by Employee. Employee shall promptly advise Employer of the owner and the designated beneficiary or beneficiaries of such policies. The additional compensation referenced in this Section 4(b) shall be supplemental to any other life insurance benefits provided to Employee, including the group life insurance provided to Employee at the time this Employment Agreement commenced or any subsequent improvement thereof.

                  5.     EXPENSES

                  Employer shall pay all reasonable expenses incurred by Employee in the performance of his responsibilities and duties for Employer. Employee shall submit to Employer periodic statements of all reasonable expenses so incurred. Subject to such audits as Employer may deem necessary, Employer shall reimburse Employee the full amount of any such reasonable expenses advanced by Employee promptly in the ordinary course.

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                  6.     COVENANTS AND CONFIDENTIAL INFORMATION

                  (a) Employee agrees that for the applicable period specified below, he will not, directly or indirectly, do any of the following:

                           (i) Be engaged as a partner, officer, director, employee, shareholder or consultant by any entity (other than Hilton Hotels Corporation, Continuecare Corporation and Holmes Place, P.L.C.) which is engaged in the operation of health or fitness clubs within five (5) miles of any facility which (on the date Employee ceases to be employed hereunder) is owned, managed or under development to be owned or managed by Employer, its subsidiaries, affiliates and/or its successors and assigns, or is owned by a franchisee of Employer ("FACILITY"); provided, however, that the ownership of not more than one percent (1%) of the stock in a publicly-traded corporation shall not be deemed violative of this Section 6(a)(i);

                          (ii) Induce any person who is an officer of Employer to terminate said relationship or employ, or assist in employing or otherwise associate in business with any officer or employee of Employer who held such position within three (3) months before the termination of Employee's employment hereunder;

                         (iii) Disclose, divulge, discuss, copy or otherwise use or suffer to be used in any manner, in competition with, or contrary to the interests of Employer, the

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                  customer lists, inventions, ideas, discoveries, manufacturing methods, product research or engineering data or other trade secrets of Employer, it being acknowledged by Employee that all such information regarding the business of Employer compiled or obtained by, or furnished to, Employee while he shall have been employed by or associated with Employer is confidential information and the exclusive property of Employer.

                  (b)    The provisions of Sections 6(a)(i), 6(a)(ii) and 6(a)
(iii) shall be operative during the Term hereof except as hereafter provided in this Section 6(b).

                           (i) In the event of a "Change in Control" (as defined in Section 9 (c), the provisions of Sections 6(a)(i) and 6(a))(ii) shall be operative only so long as the Employee remains an employee of Employer.

                          (ii) In the event of a Change in Control the provisions of Section 6(a)(iii) shall be operative until such time as the information becomes public knowledge other than through the act of Employee.

                         (iii) In the event Employee is terminated for "Cause"(as defined in Section 8(a)), the provisions of
                  Section 6(a)(i) and 6(a)(ii) shall be operative during the Terms of this Agreement and for one (1) additional year.

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                          (iv)     In the event Employee is terminated for
                  Cause, the provisions of Section 6(a)(iii) shall be operative until such time as the information becomes public knowledge other than through the act of Employee.

                           (v) In the event Employee is terminated for illness or incapacity (as provided in Section 7(a)), the provisions of Sections 6(a)(i) and 6(a)(ii) shall be operative during the Term of this Agreement and for one (1) additional year.

                          (vi) In the event Employee is terminated for illness or incapacity (as provided in Section 7(a)), the provisions of Section 6(a)(iii) shall be operative until such time as the information becomes public knowledge other than through the act of Employee.

                  (c) Employee expressly agrees and understands that the remedy at law for any breach by him of this Section 6 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that Employer shall be entitled to immediate injunctive relief and if the court so permits, may obtain a temporary order restraining any threatened or further breach. Nothing contained in this Section 6 shall be deemed to limit Employer's remedies at law or in equity for any breach by Employee of the provisions of this Section 6 which may be pursued or availed of by Employer. Any covenant on Employee's part contained hereinabove, which may not be specifically enforceable, shall nevertheless, if breached, give rise to a cause of action for monetary damages.

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                  (d)    Employee has carefully considered the nature and extent
of the restrictions upon him and the rights and remedies conferred upon Employer under this Section 6, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to Employer, do not stifle the inherent skill and experience of Employee, would not operate as a bar to Employee's sole means of support, are fully required to protect the legitimate interests of Employer and do not confer a benefit upon Employer disproportionate to the detriment to Employee.

                  (e) Solely for the purposes of this Section 6, the term "EMPLOYER" shall be deemed to include Bally Total Fitness Holding Corporation and any of its subsidiaries, together with their respective successors or assigns, which are involved primarily in the operation or management of health or fitness facilities.

                  (f) The covenants contained in this Section 6 shall be construed to extend to separate counties and adjacent counties, if applicable, of the states of the United States in which there is a Facility, and to the extent that any such covenant shall be illegal and/or unenforceable with respect to any one of said counties, said covenants shall not be affected thereby with respect to each other county, such covenants with respect to each county being construed as severable and independent.

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                  7.     ILLNESS, INCAPACITY OR DEATH DURING EMPLOYMENT

                  (a) If Employee is unable to perform his services by reason of illness or incapacity resulting in a failure to discharge his duties under this Employment Agreement for six (6) or more consecutive months, then upon three (3) days notice, Employer may terminate the employment of Employee under this Employment Agreement. Upon such termination, Employee shall be paid the following amounts: (i) his Base Salary on a pro-rata basis to the date of termination (through and including the three (3) day notice period); plus (ii) any previously declared but unpaid bonuses; plus (iii) reimbursement of all expenses reasonably incurred by Employee in performing his responsibilities and duties for Employer through and including such three (3) day notice period; plus
(iv) any other payment or benefit which Employee is then entitled to receive under any employment benefit plan, retirement plan or similar arrangement then maintained by Employer, in the amount and to the extent determined under the terms and conditions of any such plan. In the event of such termination, Employee shall have the right, at his election, to the assignment of any and all insurance policies or health protection plans if said policies and plans permit assignment to Employee.

                  (b) In the event that Employer elects to terminate this Employment Agreement pursuant to Section 7(a) by reason of illness or incapacity, then in addition to any payments or benefits which Employee is then entitled to receive under Section 7(a), Employee shall be entitled to all long-term disability ("LTD") benefits as then provided to senior officers of Employer (including, without limitation, LTD benefits for the same time period, and in the same dollar amount

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or percentage of Base Salary, as then provided to senior officers of Employer), but in any event at no less than sixty percent (60%) of Base Salary as of the date of termination, without reference to, or reduction for, setoffs or caps existing in any LTD plan.

                  (c) In the event of Employee's death, all obligations of Employer under this Employment Agreement shall terminate; provided, however, that Employee's estate shall be paid the following amounts: (i) his Base Salary on a pro-rata basis accrued to the date of death; plus (ii) any previously declared but unpaid bonuses; plus (iii) reimbursement of all expenses reasonably incurred by Employee in performing his responsibilities and duties for Employer prior to and including such date; plus (iv) any other payment or benefit which Employee is then entitled to receive under any employment benefit plan, retirement plan, death benefit plan or similar arrangement then maintained by Employer, in the amount and to the extent determined under the terms and conditions of any such plan.

                  8.     TERMINATION FOR CAUSE AND SEVERANCE COMPENSATION

                  (a) The employment of Employee under this Employment Agreement, and the Term hereof, may be terminated by Employer for Cause at any time. For purposes hereof, the term "CAUSE" means:

                           (i)     Employee's fraud or dishonesty;

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                          (ii)     After thirty (30) days written notice thereof
                  and failure to cease and/or cure Employee's willful misconduct or gross negligence in the performance of his duties hereunder, including willful failure to perform such duties as may properly be assigned him hereunder; or

                         (iii) After thirty (30) days written notice thereof and failure to cure Employee's material breach of any material provision of this Employment Agreement.

                  (b) Any termination pursuant to Section 8(a) shall not be in limitation of any other right or remedy Employer may have under any other Section of this Employment Agreement or otherwise; provided, however, that
Section 8(a) shall set forth the exclusive definition of "Cause."

                  (c) Notwithstanding anything to the contrary contained herein, if there is a dispute between Employer and Employee (after the thirty
(30) day written notice has been given for purposes of Sections 8(a)(i), 8(a)(ii) or 8(a)(iii)) as to whether any of the above "Cause" provisions factually existed, still exist and/or have been cured, such dispute shall be arbitrated pursuant to Section 17.

                  (d) Upon the effective date of termination of Employee's employment pursuant to this Section 8, Employee shall be paid the following amounts: (i) his Base Salary, on a pro-rata basis through and including the effective date of termination; plus (ii) any previously declared but

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unpaid bonuses; plus (iii) reimbursement of all expenses reasonably incurred by
Employee in performing his responsibilities and duties for Employer through and including the effective date of termination; plus (iv) any other payment or benefit which Employee is then entitled to receive under any employment benefit plan, retirement plan or similar arrangement then maintained by Employer, in the amount and to the extent determined under the terms and conditions of any such plan. In addition, Employee shall have the right, at his election and at his cost, to the assignment of any and all insurance policies or health protection plans if said policies and plans permit assignment to Employee.

                  9.     TERMINATION UPON CHANGE IN CONTROL

                  (a) In the event that there is a Change in Control (as defined in Section 9(c)) of Bally, Employee may, at his option, terminate this Employment Agreement at any time thereafter upon thirty (30) days written notice to Employer. If Employee exercises this right to terminate, he shall be paid the following amounts: (i) a lump sum amount equal to one-half (1/2) of his annual Base Salary as in effect at the time of exercise (or, if greater, at the time of the Change in Control); plus, (ii) his Base Salary on a pro-rata basis through and including the date of his employment termination; plus (iii) any previously declared but unpaid bonuses; plus (iv) reimbursement of all expenses reasonably incurred by Employee in performing his responsibilities and duties for Employer through and including the date of his employment termination; plus (v) any other payment or benefit which Employee is then entitled to receive under any employment benefit plan, retirement plan or similar arrangement then maintained by Employer, in the amount and to the extent

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determined under the terms and conditions of any such plan. All such payments shall be made no later than the last day of Employee's employment. In addition, Employee shall have the right, at his election, to the assignment of any and all insurance policies and/or health protection plans if said policies and plans permit assignment to Employee. In further addition, in the event that there is a Change in Control (as that term is defined in either of Section 2.7 of the 1996 Long-Term Incentive Plan of Bally Total Fitness Holding Corporation -- the "1996 Option Plan" -- or in Section 9(c) of this Agreement) of Bally, the time limitations set forth in Section 4(b) of that certain Award Agreement dated November 21, 1997 between the Employer and the Employee shall be deemed stricken, and the Employee may exercise the option immediately for all of the shares granted pursuant to the Award Agreement for which the Employee has not yet exercised his option to purchase such shares; provided, further, that the Employee at his choice at such time may exercise his option by either purchasing such stock or via the "cashless exercise program and procedures" as in existence on the date of this Agreement, or the reasonable equivalent thereof, regardless of whether or not such "cashless exercise program and procedures" are actually in existence on the date of the Change in Control.

                  (b) In the event that there is a Change in Control (as defined in Section 9(c)) of Bally and the successor in control, without Cause, terminates this Employment Agreement, Employee shall be paid the following amounts: (i) a lump sum amount equal to the product of his Annual Base Salary as in effect at the time of termination (or, if greater, at the time of the Change in Control) multiplied by three (3); plus (ii) a lump sum amount equal to the product of the annual average of the bonuses, if any, paid to Employee by Employer with respect to the three full calendar

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years ending before the calendar year in which the Change in Control occurs (or lesser number of full calendar years if less than three), multiplied by two (2) (provided that in no event shall calendar year 1996 be taken into account in determining this average); plus (iii) his Base Salary on a pro-rata basis through and including the date of his employment termination; plus (iv) any previously declared but unpaid bonuses; plus (v) reimbursement of all expenses reasonably incurred by Employee in performing his responsibilities and duties for Employer through and including the date of his employment termination; plus
(vi) any other payment or benefit which Employee is then entitled to receive under any employment benefit plan, retirement plan or similar arrangement then maintained by Employer, in the amount and to the extent determined under the terms and conditions of any such plan. All such payments shall be made no later than the last day of Employee's employment. In addition, Employee shall have the right, at his election, to the assignment of any and all insurance policies and/or health protection plans if said policies and plans permit assignment to Employee. If the successor in control changes Employee's title, substantially changes his duties or functions from those which he previously performed hereunder, or, except for the inherent travel requirement in his positions, requires Employee to perform his duties outside of the metropolitan area of Chicago, Illinois or to relocate his present address, the successor in control shall be deemed to have constructively terminated this Employment Agreement without Cause.

                  (c) A "CHANGE IN CONTROL" shall, except as provided below, mean a change in control of Bally of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (as in effect on the effective date of this Employment Agreement, the "EXCHANGE ACT"), whether or not

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Bally is then subject to such reporting requirement; provided that, without limitation, such a Change in Control shall be deemed to have occurred if:

                           (i) Any "person" (as defined in subsections 13(d) and 14(d) of the Exchange Act), other than a person with which Arthur M. Goldberg is affiliated or of which he is a part, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Bally representing twenty percent (20%) or more of the combined voting power of Bally's then outstanding securities;

                          (ii) During any period of two (2) consecutive years or less (not including any period prior to October 7, 1996) there shall cease to be a majority of the Board of Directors of Bally comprised of Continuing Directors (as defined in Section 9(d)); or

                         (iii) The stockholders of Bally approve (A) a merger or consolidation of Bally with any other corporation, other than a merger or consolidation that would result in the voting securities of Bally outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of Bally or such surviving entity outstanding immediately after such merger or consolidation, or (B) a plan of complete liquidation of Bally or

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                  an agreement for the sale or disposition by Bally of all or substantially all of its assets.

                  Notwithstanding anything contained herein to the contrary, the following shall not be deemed a Change in Control for purposes of this
Agreement:

                                   (A) if an event described in subsection (i)
                           of this Section 9(c) shall occur upon the issuance of Bally securities by Bally in a public offering, which issuance was approved by the Continuing Directors (as defined below) and the Continuing Directors remain as a majority of the Board of Directors of Bally and the Employee's position with Bally remains unchanged; or

                                   (B) if an event described in subsections (i)
                           of the Section 9(c) shall occur because of the issuance of Bally securities in connection with an acquisition by Bally, which issuance was approved by the Continuing Directors (as defined below) and the Continuing Directors remain as a majority of the Board of Directors and the Employee's position with Bally remains unchanged.

                  (d) The term "CONTINUING DIRECTORS" shall mean individuals who constitute the Board of Directors of Bally as of October 7, 1996 and any new director(s) whose election by such Board or nomination for election by Bally's stockholders was approved by a vote of at least two-

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thirds of the directors then in office who either were directors as of October
7, 1996 or whose election or nomination for election was previously so approved.

                  10.    PARACHUTE PAYMENTS

                  (a) If it shall be determined that any payment, distribution or benefit received or to be received by Employee from Employer pursuant to this Agreement ("PAYMENTS") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "CODE") (such tax referred to as the "EXCISE TAX"), then Employee shall be entitled to receive an additional payment from Bally (the "EXCISE TAX GROSS-UP PAYMENT") in an amount such that the net amount retained by Employee, after the calculation and deduction of any Excise Tax on the Payments (together with any penalties and interest that have been or will be imposed on Employee in connection therewith) and any federal, state and local income taxes, Excise Taxes and payroll taxes (including the tax imposed by Section 3101(b) of the Code) on the Excise Tax Gross-Up Payment provided for in this Section 10, shall be equal to the Payments. In computing the amount of this payment, it shall be assumed that Employee is subject to tax by each taxing jurisdiction at the highest marginal tax rate in the respective taxing jurisdiction of Employee, taking into account the city and state in which Employee resides, but giving effect to the tax benefit, if any, which Employee may enjoy to the extent that any such tax is deductible in determining the tax liability of any other taxing jurisdiction (provided that the highest marginal tax rate for federal income tax purposes shall be determined under Section 1 of the Code).

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                  (b)    All determinations required to be made under this
Section 10, including whether and when an Excise Tax Gross-Up Payment is required and the amount of such Excise Tax Gross-Up Payment and the assumptions to be utilized in arriving at such determination, except as specified in Section 10(a), shall be made by Employer's independent auditors (the "ACCOUNTING FIRM"), which shall provide detailed supporting calculations both to Employer and Employee within 15 business days after Employer makes any Payments to Employee. The determination of tax liability and the assumptions made by the Accounting Firm shall be subject to review by Employee's tax advisor, and, if Employee's tax advisor does not agree with the determination reached by the Accounting Firm, then the Accounting Firm and Employee's tax advisor shall jointly designate a nationally-recognized public accounting firm within five (5) business days after notice has been given to Employer of Employee's disagreement with the Accounting Firm's calculation, which shall make the determination within 15 business days after its appointment. If the parties cannot agree on a nationally recognized public accounting firm, then both parties shall select a nationally recognized public accounting firm who shall then jointly select a third nationally recognized public accounting firm which shall make the determination within 15 business days after its appointment. All fees and expenses of the accountants and tax advisors retained by either Employee or Employer shall be borne by Employer. Any Excise Tax Gross-Up Payment, as determined pursuant to this Section 10, shall be paid by Employer to Employee within five (5) days after the receipt of the determination, subject to applicable federal, state, local and Excise Tax withholding requirements. Any determination by a jointly designated public accounting firm shall be binding upon Employer and Employee, and shall not be subject to arbitration pursuant to
Section 17.


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                  (c)    As a result of the uncertainty in the application of
Section 4999 of the Code at the time of the initial determination hereunder, it is possible that Excise Tax Gross-Up Payments will not have been made by Employer that should have been made consistent with the calculations required to be made hereunder ("UNDERPAYMENT"). In the event that the IRS, on audit, asserts that Employee has made an underpayment and Employee is required (by reason of settlement or otherwise) to make a payment of any Excise Tax, or if Employee is required to make one or more payments of Excise Tax to the IRS (and/or interest or penalties thereon) upon the filing of his original or amended tax returns which exceed the amounts taken into account in determining the initial Excise Tax Gross-Up Payment made pursuant to Sections 10(a) and 10(b), then in either of such events any such Underpayment calculated in accordance with and in the same manner as the Excise Tax Gross-Up Payment in Section 10(a) shall be promptly paid by Employer to or for the benefit of Employee. In addition, Employer will pay Employee an amount equal to any penalties, interest or additions to be assessed against him as a result of the underpayment, which amounts shall be grossed up for any federal, state, local or Excise Taxes payable with respect to such penalties, interest or additions to tax such that Employee receives a net amount equal to the penalties, interest and additions to tax assessed against him (determined in the same manner as described in Section 10(a). Employee shall not be obligated to contest any proposed assessment of any Underpayment and may settle any such audit action or proceeding involving an Underpayment at his discretion; provided, however, that Employee shall, upon notice of examination by the Internal Revenue Service, give notice thereof to Employer and Employer, at its sole cost and in its sole discretion, may, on behalf of Employee, defend and contest against any proposed Internal Revenue Service deficiency. In the event that Employer assumes the defense of the proposed deficiency, the

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
Employer shall immediately, upon written request of the Employee secure all of its possible obligations to the Employee as provided for in this Section 10(c) by either posting cash collateral in escrow or providing Employee with a "clean irrevocable letter of credit" in the amount of all of the Employer's possible obligations to the Employee pursuant to this Section 10(c). The terms of such escrow or clean irrevocable letter of credit shall be negotiated by Employer and Employee at such time and any dispute relating to such matters shall be settled in an arbitration pursuant to Section 17 of this Agreement. Employee agrees to execute any documents, including Powers of Attorney, that may be necessary to facilitate Employer's defense and/or contesting the Internal Revenue Service's assertions. In the event that the Excise Tax Gross-Up Payment exceeds the amount subsequently determined to be due, such excess shall constitute a loan from Employer to Employee payable on the fifth day after demand by Employer (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

                  11.    INDEMNIFICATION

                  Employer and Employee are parties to an Indemnification Agreement dated January 3, 1996, and it is agreed that the provisions of that Indemnification Agreement shall govern the subject matter thereof.

                  12.    SEVERABLE PROVISIONS

                  The provisions of this Employment Agreement are severable, and if any one or more

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
provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provision to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable.

                  13.    ASSIGNABILITY; BINDING NATURE

                  (a) The rights and obligations of Employer and Employee under this Employment Agreement shall inure to the benefit of and shall be binding upon their respective successors, heirs (in the case of Employee) and assigns.

                  (b) No rights or obligations of Employer under this Employment Agreement may be assigned or transferred by Employer, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which Employer is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of Employer; provided, however, that the assignee or transferee is the successor to all or substantially all of the assets of Employer and such assignee or transferee assumes the liabilities, obligations, and duties of Employer, as contained in this Employment Agreement, either contractually or as a matter of law. Employer further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it shall take whatever action it legally can in order to cause such assignee or transferee to expressly assume the liabilities, obligations, and duties of Employer hereunder.

                  (c) No rights or obligations of Employee under this Employment Agreement may be assigned or transferred by Employee; provided, however, that all of his rights may be transferred by will or by operation of law.

                  14.    NOTICES

                  Any notice to be given to Employer under the terms of this Employment Agreement shall be addressed to Employer at the address of its principal place of business, and any notice to be given to Employee shall be addressed to him at his home address last shown on the records of Employer, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall have been duly given when enclosed in a properly sealed envelope addressed as aforesaid, postage prepaid, registered or certified, return receipt requested, and deposited in a post office or branch post office regularly maintained by the United States Government.

                  15.    WAIVER

                  Either party's failure to enforce any provision or provisions of this Employment Agreement shall not in any way be construed as waiver of any such provision or provisions as to any future violations thereof, and shall not prevent that party thereafter from enforcing each and every other provision of this Employment Agreement. The rights granted the parties herein are cumulative and the waiver by a party of any single remedy shall not constitute a waiver of such party's right to assert all other legal remedies available to him or it under the circumstances.

                  16.    GOVERNING LAWS

                  This Employment Agreement shall be governed by and construed and interpreted according to the internal laws of the State of Illinois, without reference to principles of conflict of laws.

                  17.    ARBITRATION

                  Any controversy or claim arising out of or relating to this Employment Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association then pertaining in Chicago, Illinois and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. The arbitrator or arbitrators shall be deemed to possess the powers to issue mandatory orders and restraining orders in connection with such arbitration; provided, however, that nothing in this Section 17 shall be construed so as to deny Employer's right and power to seek and obtain injunctive relief in a court of equity for any breach or threatened breach of Employee of any of his covenants contained in Section 6(a). Costs of the arbitration, including, without limitation, reasonable attorneys' fees of all parties (which shall include any fees incurred or accrued in any application to confirm the arbitration award), shall be borne by Bally. During the Term, pending the resolution of any arbitration, Bally shall continue payment of all amounts due Employee under this Employment Agreement and all benefits to which Employee is entitled at the time the dispute arises.

                  18.    REPRESENTATIONS

                  (a) Bally represents and warrants that it is fully authorized and empowered to enter into this Employment Agreement and that the performance of its obligations under this Employment Agreement will not violate any agreement between it and any other person, firm, or organization.

                  (b) Employee represents that he knows of no agreement between him and any other person, firm, or organization that would be violated by the performance of his obligations under this Employment Agreement.

                  19.    REGISTRATION OF WARRANTS

                  Employer shall promptly enter into an amendment of that certain Registration Rights Agreement originally entered into as of the 29th day of December, 1995 between Company and Bally Entertainment Corporation to provide Employee one demand right for shelf registration (the "Shelf Registration Statement") with respect to the shares of Employer's Common Stock, par value $.01 per share, underlying the Warrant Certificate No. W-3 issued to Employee by Employer. Subject to the terms of the Registration Rights Agreement, as amended, Employer shall agree to keep the Shelf Registration Statement effective from the date of demand by Employee through the earlier of the date which is 30 days after the last day which warrants may be exercised pursuant to the Warrant Certificate or the date all shares registered pursuant to the Shelf Registration Statement have been sold.

                  20.    SURVIVORSHIP

                  The respective rights and obligations of the parties hereunder shall survive any termination of Employee's employment to the extent necessary to the intended preservation of such rights and obligations.

                  21.    BENEFICIARIES/REFERENCES

                  Employee shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Employee's death by giving Bally written notice thereof. In the event of Employee's death or a judicial determination of his incompetence, reference in this Employment Agreement to Employee shall be deemed, where appropriate, to refer to his beneficiary, estate, or other legal representative.

                  22.    MISCELLANEOUS

                  (a) Captions and paragraph headings used herein are for convenience only and are not a part of this Employment Agreement and shall not be used in construing it.

                  (b) This Employment Agreement constitutes the entire understanding and agreement between Employer and Employee with respect to the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings (including the Old Agreement), whether written or oral, between Employer and Employee.

                  (c) Except as specifically provided in this Employment Agreement, this Employment Agreement shall not affect nor have any force or effect upon any other agreement to which Employee is a party and/or beneficiary.

                  (d) This Employment Agreement may not be modified or terminated orally. No modification, termination or attempted waiver of this Employment Agreement shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

                  (e) Except as otherwise indicated, all references to "Sections" refer to sections or subsections, as appropriate, of this Employment Agreement.

                  (f) The capitalized terms used in this Employment Agreement shall have the meanings indicated in the Sections in which they are defined or as otherwise required by the context in which they are used.


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
                  IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be duly executed as of the day and year first above written.

                                       BALLY TOTAL FITNESS
                                       HOLDING CORPORATION



ATTEST:____________________________     By:_____________________________________
                                           Vice President



                                        ________________________________________
                                        LEE S. HILLMAN



Approved by the Compensation Committee on ________________, 1997.



                                       _________________________________________
                                       Chairman,
                                       Compensation Committee

                                   SCHEDULE A


                     LIFE INSURANCE AND DISABILITY INSURANCE



DISABILITY
----------

CIGNA Group Policy                     $10,000 per month

UNUM Policy No.                        Supplemental Disability in an amount
                                       Which, when combined with the CIGNA
                                       Group Policy, will provide an amount
                                       equal to 60% of Base Pay

                                       30